EXHIBIT 99.2

News Release

Date:	Friday November 14, 2008

Contact:	Greg Gibson, Chief Executive Officer

(828) 697-3101

Release Date:	For Immediate Release

1st Financial Completes Sale of Preferred Stock Under Treasury’s CPP Program

HENDERSONVILLE, N.C. / November 14 / 1st Financial Services Corporation (OTCBB:FFIS), parent company of Mountain 1st Bank & Trust, announced today that it has been approved and has completed the process of participating in the U.S. Treasury Department’s capital purchase program. Today the Company completed the sale of $16.3 million in Preferred Stock to the Treasury under this program. The Preferred Stock issued will bear an annualized dividend rate of 5% for the initial five years it is outstanding, after which the dividend rate will increase to 9%. Additionally, in conjunction with the issuance of this stock and in compliance with the terms of the CPP program, the Company has issued 10-year warrants to purchase 276,815 shares of 1st Financial’s common stock at a per share price of $8.87.

Greg Gibson, CEO stated, “As a healthy, progressive institution, Mountain 1st Bank was recruited by its primary regulator, the FDIC, to become a national test bank for this program, to participate in establishing procedures and protocols to be applied for future participants. We were pleased to be selected to act in this capacity and privileged to assist in the launch of this program. As one of the first community banks in the country to complete this process, we believe that our participation in this program will further enhance our ability to continue to provide capital to and invest in western North Carolina as we have done since the founding of Mountain 1st Bank in 2004.”

“We support the Treasury’s efforts to stabilize the credit markets, stimulate lending, restore consumer confidence and strengthen both local economies and the national economy as a whole.” Gibson further stated, “We believe that 1st Financial’s participation in this program is a very prudent means to continue the overall growth of the Company and will be a very positive event for our shareholders, customers, future customers and the communities we serve.”

This Press Release and any exhibits contain statements relating to our financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements may

101 Jack Street · Hendersonville · North Carolina · 28792

828-697-3100 Fax: 828-693-5008

be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” “opportunity,” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in our Annual Report on Form 10-K/A and in other reports we file with the Federal Deposit Insurance Corporation (FDIC) from time to time. Copies of those reports are available directly from the FDIC. Other factors that could influence the accuracy of any forward-looking statements include, but are not limited to: (a) the financial success or changing strategies of our customers; (b) customer acceptance of our services, products and fee structure; (c) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against larger financial institutions in our banking market; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect our business; (e) our ability to manage our growth and to underwrite increasing volumes of loans; (f) the impact on our profits of increased staffing and expenses resulting from expansion; (g) changes in the interest rate environment and the level of market interest rates that reduce our net interest margin and/or the volumes and values of loans we make and securities we hold; (h) weather and similar conditions; (i) changes in general economic or business conditions and the real estate market in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral); and (j) other developments or changes in our business that we do not expect. Although our management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

About 1st Financial Services Corporation

Formed in May 2008, 1st Financial Services Corporation is the parent company of Mountain 1st Bank & Trust Company, and is currently traded on the Over The Counter Bulletin Board under the symbol FFIS. Established in mid 2004, Mountain 1st Bank and Trust is one of the fastest growing and most successful de novo community banks in the southeast. With nearly $700 million in assets, Mountain 1st Bank and Trust’s more than 165 employees serve ten counties in western North Carolina through fifteen full service branches. For more information, visit www.mountain1st.com.

SOURCE: 1st Financial Services Corporation and Mountain 1st Bank

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101 Jack Street · Hendersonville · North Carolina · 28792

828-697-3100 Fax: 828-693-5008